ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE March 1, 2024

ACME UNITED REPORTS STRONG FOURTH QUARTER AND

FULL YEAR 2023 EARNINGS

SHELTON, CT – March 1, 2024 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the year ended December 31, 2023 were $191.5 million compared to $194.0 million for the year ended December 31, 2022, a decrease of 1%. Net sales for the three months ended December 31, 2023, were $41.9 million compared to $44.1 million in the same period of 2022, a decrease of 5%. Excluding the impact of the Camillus and Cuda product lines sold on November 1, 2023, sales for the fourth quarter of 2023 declined 1% compared to the 2022 period.

On November 1, 2023, the Company sold its Camillus and Cuda hunting and fishing product lines to GSM Holdings, Inc. The sales price was $19.8 million, of which $1.5 million is subject to customary escrow requirements. The Company recognized an after-tax gain on the sale of approximately $9.6 million during the fourth quarter of 2023. The revenues from the divested product lines were approximately $12.0 million in 2022.

Excluding the impact of the sale of Camillus and Cuda, net income for the year ended December 31, 2023, was $8.2 million, or $2.23 per diluted share, compared to $3.0 million, or $0.82 per diluted share, in 2022. Net income for the year ended December 31, 2023, including the sale of Camillus and Cuda, was $17.8 million, or $4.86 per diluted share.

Net income for the three months ended December 31, 2023 excluding the impact of the sale of the Camillus and Cuda product lines was $1.6 million, or $0.40 per diluted share, compared to a net loss of $0.6 million, or ($0.17) per diluted share, for the same period in 2022. Net income for the three months ended December 31, 2023 including the sale of the Camillus and Cuda product lines was $11.2 million, or $2.87 per diluted share.

Chairman and CEO Walter C. Johnsen said, “We had an outstanding year of strong earnings and achievements in 2023. The sale of Cuda and Camillus in the fourth quarter enabled the Company to focus on our core businesses and reduced our debt by $13 million. The Company successfully completed its previously announced program to reduce inventory by $5 million. We also implemented a series of cost reduction and productivity initiatives that generated approximately $6.5 million in savings, a substantial increase of the initial target of $5 million. As a result, we strengthened our balance sheet, raised our gross margin significantly, and our free cash flow reached a record $24 million. In addition, we gained market share in the first aid and medical business. Our Westcott team successfully introduced new craft and industrial cutting tools.”

Mr. Johnsen added, “The Company is looking forward to a strong year in 2024. We anticipate growth from new first aid customers, additional placement of cutting tools in the craft and mass markets, and new DMT sharpener business. With our strong balance sheet, we continue to look for accretive acquisitions.”

For the three months ended December 31, 2023, net sales in the U.S. segment decreased 6% compared to the same period in 2022. Excluding the impact of the sale of the Camillus and Cuda product lines, sales declined 2%. For the year ended December 31, 2023, net sales in the U.S. segment decreased 1% compared to the same period in 2022. Excluding the impact of the sale of the Camillus and Cuda product lines, sales for the year ended December 31, 2023 were constant compared to 2022 primarily due to customer reductions of inventory in the first half of 2023.

European net sales for the three months ended December 31, 2023 declined 8% in U.S. dollars and 13% in local currency compared to the same period in 2022. Net sales for the year ended December 31, 2023 decreased 4% in U.S. dollars and 6% in local currency compared to 2022. The declines in net sales in local currency for both periods were mainly due to a soft economy in Europe.

Net sales in Canada for the three months ended December 31, 2023, increased 11% in U.S. dollars and 12% in local currency compared to the same period in 2022. Net sales for the year ended December 31, 2023, increased 1% in U.S. dollars and 5% in local currency compared to 2022. The growth in local currency for both periods was mainly due to higher sales of first aid products.

Gross margin was 39.1% in the three months ended December 31, 2023 compared to 31.9% in the same period in 2022. Gross margin was 37.7% for the year ended December 31, 2023, compared to 32.8% for the same period in 2022. The increases for both periods were primarily due to productivity improvements in the Company’s manufacturing and distribution facilities, as well as lower in-bound freight costs.

The Company’s bank debt less cash as of December 31, 2023, was $19.0 million compared to $55.0 million as of December 31, 2022. During the year ended December 31, 2023, the Company paid $2.0 million in dividends on its common stock and generated approximately $24.0 million in free cash flow, including a reduction in inventory of $5.0 million. Additionally, the net proceeds from the sale of the Camillus and Cuda product lines amounted to approximately $13.0 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, March 1, 2024, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13743912. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) the continuing adverse impact of inflation, including product costs, and interest rates; (iv) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (v) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, or otherwise, including trucker shortages, port closures and delays, and delays with container ships themselves; (vi) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (vii) currency fluctuations including, for example, the fluctuation of the dollar against the euro; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (ix) changes in client needs and consumer spending habits; (x) the impact of competition; (xi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

# # #

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	December 31, 2023	December 31, 2022

Net sales	$41,942	$44,104
Cost of goods sold	25,538	30,021
Gross profit	16,404	14,083
Selling, general, and administrative expenses	14,311	14,110
Operating income (loss)	2,093	(27)
Interest expense	501	937
Interest income	(41)	(16)
Interest expense, net	460	921
Gain on sale of assets	12,551	-
Other (expense) income, net	(18)	109
Total other income (expense), net	12,533	109
Income before income tax expense (benefit)	14,166	(839)
Income tax expense (benefit)	2,958	(242)
Net income (loss)	$11,208	$(597)

Shares outstanding - Basic	3,610	3,537
Shares outstanding - Diluted	3,909	3,537

Earnings per share - Basic	$3.10	$(0.17)
Earnings per share - Diluted	2.87	(0.17)

	Year Ended	Year Ended
Amounts in 000's except per share data	December 31, 2023	December 31, 2022

Net sales	$191,501	$193,962
Cost of goods sold	119,291	130,403
Gross profit	72,210	63,559
Selling, general, and administrative expenses	59,022	57,285
Operating income	13,188	6,274
Interest expense	3,096	2,396
Interest income	(119)	(31)
Interest expense, net	2,977	2,365
Gain on sale assets	12,551	-
Other expense, net	(28)	(246)
Total other income (expense), net	12,523	(246)
Income before income tax expense	22,734	3,663
Income tax expense	4,941	628
Net income	$17,793	$3,035

Shares outstanding - Basic	3,572	3,528
Shares outstanding - Diluted	3,658	3,719

Earnings per share - Basic	$4.98	$0.86
Earnings per share - Diluted	4.86	0.82

Amounts in 000's	December 31, 2023	December 31, 2022

Assets:
Current assets:
Cash and cash equivalents	$4,796	$6,100
Accounts receivable, net	26,234	32,603
Inventories	55,470	63,325
Prepaid expenses and other current assets	4,774	2,822
Restricted cash	750	750
Total current assets	92,024	105,600

Property, plant and equipment, net	28,025	26,416
Operating lease right of use asset	2,002	2,632
Intangible assets, less accumulated amortization	19,001	20,790
Goodwill	8,189	8,189
Other assets	-	750
Total assets	$149,241	$164,377

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$12,102	$10,514
Operating lease liability - short term	1,099	1,130
Mortgage payable - short term	419	405
Other accrued liabilities	12,392	10,078
Total current liabilities	26,012	22,127
Long term debt	13,105	49,916
Mortgage payable, net of current portion Mortgage payable - long term	10,284	10,694
Operating lease liability - long term	1,026	1,683
Other non-current liabilities	916	927
Total liabilities	51,343	85,347
Total stockholders' equity	97,898	79,030
Total liabilities and stockholders' equity	$149,241	$164,377